                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              FEI COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1997

TO THE SHAREHOLDERS OF FEI COMPANY:

    The annual meeting of the shareholders of FEI Company, an Oregon corporation, will be held at 9:00 a.m., Pacific Time, on May 15, 1997, at the OSSHE Facility, 18640 NW Walker Road, Beaverton, Oregon, for the following purposes:

    1. Electing directors to serve for the following year and until their successors are elected;

    2. Amending the Company's 1995 Stock Incentive Plan (the "Plan") (i) to increase the total number of shares of the Company's Common Stock (the "Shares") reserved for issuance under the plan from 800,000 to 1,300,000 Shares; (ii) to eliminate certain restrictions in the Plan that are no longer necessary or appropriate based on recent changes to the rules under Section 16 of the Securities Exchange Act of 1934 and
          (iii) to restrict automatic grants of stock options to "independent" directors rather than "non-employee" directors.

    3. Transacting such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 27, 1996 will be entitled to vote at the annual meeting.

    YOU ARE RESPECTFULLY REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. You may attend the meeting in person even though you have sent in your proxy, since retention of the proxy is not necessary for admission to or identification at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          William G. Langley
                                          SECRETARY

Hillsboro, Oregon
April 18, 1997

                                  FEI COMPANY
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

    The mailing address of the principal executive offices of the Company is 7451 NW Evergreen Parkway, Hillsboro, Oregon, 97124-5830. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is April 18, 1997.

    UPON WRITTEN REQUEST TO WILLIAM G. LANGLEY, SECRETARY, ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT WILL BE PROVIDED, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

                     SOLICITATION AND REVOCABILITY OF PROXY

    The enclosed proxy is solicited on behalf of the Board of Directors of FEI Company, an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on May 15, 1997 and at any adjournment thereof. The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material furnished to shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

    Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention William G. Langley, Secretary, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, unrevoked proxies will be voted at the annual meeting in accordance with the instructions given.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is March 27, 1997. On that date there were 17,689,549 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

    The following table sets forth certain information regarding the beneficial ownership as of April 1, 1997 of the Common Stock by (i) each person who owns beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY      PERCENTAGE
BENEFICIAL OWNER                                                                          OWNED          OF SHARES
----------------------------------------------------------------------------------  -----------------  -------------
Philips Industrial Electronics International B.V. ................................       9,729,252            55.0%
  Building VP-1, PO Box 218
  5600 MD Eindhoven
  The Netherlands

Capital Consultants, Inc.(2) .....................................................         909,508             5.1%
  2300 SW First Avenue
  Portland, OR 97201

Lynwood W. Swanson, Ph.D.(3) .....................................................         510,913             2.9%
  7451 NE Evergreen Parkway
  Hillsboro, OR 97124

Lloyd R. Swenson(4) ..............................................................         494,002             2.8%
  659 Martis Peak Drive
  Incline Village, NV 89450

Charles T. Riddle(5)..............................................................         173,282           *

William G. Langley(6).............................................................         100,667           *

Dr. Robert L. Gerlach(7)..........................................................          48,966           *

Joseph C. Robinson(8).............................................................          22,000           *

Donald R. VanLuvanee(9)...........................................................           2,363           *

Alfred B. Bok.....................................................................         --               --

William E. Curran.................................................................         --               --

Theo J.H.J. Sonnemans.............................................................         --               --

Karel D. van der Mast.............................................................         --               --

William A. Whitward...............................................................         --               --

All directors and executive officers as a group (16                                      1,393,144             7.8%
  persons)(3)(4)(5)(6)(8)(9)(10)..................................................

------------------------

  * Less than 1%.

 (1) Shares that the person has the right to acquire within 60 days after April 1, 1997 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

 (2) Represents shares held by clients for which Capital Consultants, Inc. hold investment power. None of these clients individually holds more than 5% of the Common Stock.

 (3) Includes shares held jointly by Dr. Swanson and his wife and 38,000 shares subject to options exercisable within 60 days after April 1, 1997.

 (4) Includes shares held by Mr. Swenson's wife and a trust for the benefit of his children and 2,836 shares subject to options exercisable within 60 days after April 1, 1997.

 (5) Includes 155,282 shares held jointly by Mr. Riddle and his wife and 18,000 shares subject to options exercisable within 60 days after April 1, 1997.

 (6) Includes 74,000 shares subject to options exercisable within 60 days after April 1, 1997.

 (7) Includes 38,966 shares subject to options exercisable within 60 days after April 1, 1997.

 (8) Includes 16,000 shares subject to options exercisable within 60 days after April 1, 1997.

 (9) Includes 1,863 shares subject to options exercisable within 60 days after April 1, 1997.

(10) Includes 55,750 shares subject to options exercisable within 60 days after April 1, 1997 held by executive officers not listed.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

    The directors of the Company are elected at the Annual Meeting to serve until their successors are elected and qualified. All current directors are nominees for re-election. If a quorum of shareholders is present at the annual meeting, the nominees for election as directors who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees named below. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason (none being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes. The following table briefly describes the Company's nominees for directors.

                                                                                                                    DIRECTOR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                                                        AGE         SINCE
----------------------------------------------------------------------------------------------------     -----     -----------

ALFRED B. BOK. Mr. Bok has served as a director of the Company since February 1997. He is Chief               57         1997
Executive Officer of Philips Industrial Electronics International B.V. ("PIE"), a position he has held since August 1992. From February 1989 to August 1992, Mr. Bok was a Vice President of Philips
Medical Systems. Mr. Bok holds an Engineers degree in applied physics and a Ph.D. in physics from the Technical University of Delft.

WILLIAM E. CURRAN. Mr. Curran has served as a director of the Company since February 1997. He is              48         1997
Senior Vice President, Chief Financial Officer and Director of Philips Electronics North American
Corporation, a Philips affiliate. Mr. Curran has held those positions since February 1996. From
March 1993 to February 1996, he was Chief Operating Officer of Philips Medical Systems and from
February 1987 to February 1996 Mr. Curran was Chief Financial Officer of Philips Medical Systems.
Mr. Curran holds a B.S. in Management Engineering from Rensselaer Polytechnic Institute and an
M.B.A. from the University of Pennsylvania.

WILLIAM G. LANGLEY. Mr. Langley joined the Company as Vice President, Chief Financial Officer and             47         1994
in-house legal counsel in September 1992, served as President and Chief Operating Officer from
October 1994 to February 1997 and as Assistant Secretary and Assistant Treasurer from July 1993 to
February 1997, and was appointed Executive Vice President and Secretary in February 1997. In October
1994 he was elected a director of the company. From April 1990 to September 1992, Mr. Langley served as a Vice President with the Chariot Group, Inc., an investment company specializing in the acquisition, finance and operation of mid-size businesses. Mr. Langley holds a B.A. degree from
Albertson College, a J.D. degree from Northwestern School of Law of Lewis and Clark College and an
LL.M. degree from New York University.

THEO J.H.J. SONNEMANS. Mr. Sonnemans has served as a director of the Company since February 1997. He          53         1997
is the Chief Financial Officer of PIE, a position he has held since May 1995. From April 1984 to May
1995 Mr. Sonnemans was Chief Financial Officer of the Television Unit of Philips Sound and Vision
production division.

                                                                                                                    DIRECTOR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS (CONTINUED)                                            AGE         SINCE
----------------------------------------------------------------------------------------------------     -----     -----------
DR. LYNWOOD W. SWANSON. Dr. Swanson co-founded the Company in 1971 and has served as a director               62         1971
since that time. He served as President of the Company until October 1994, at which time he became
Chairman of the Board of Directors. Dr. Swanson was appointed Chief Scientist in May 1990 and served as Chief Executive Officer of the Company from May 1988 to February 1997. Dr. Swanson holds B.S.
degrees in physics and chemistry from the University of the Pacific and a Ph.D. degree in physical chemistry from the University of California at Davis.

LLOYD R. SWENSON. Mr. Swenson co-founded the Company in May 1971 and has served as a director since           72         1971
that time. From 1985 to 1990 Mr. Swenson was President of Swenson Enterprises, Inc., a personal money management company. Mr. Swenson holds a B.S. degree from San Jose State University, an M. Div.
degree from Princeton Theological Seminary and an M.B.A. from the University of Santa Clara.

KAREL D. VAN DER MAST. Dr. van der Mast joined the Company as a director and as Executive Vice                49         1997
President Marketing and Technical Officer in February 1997. Dr. van der Mast served as Business
Manager and Strategic Marketing Manager of Philips Electron Optics B.V. ("PEO") from October 1995 to
February 1997. In 1988 he joined PEO as Research and Development Manager. Dr. van der Mast holds an
Engineers degree and a Ph.D. in physics from the Technical University of Delft.

DONALD R. VANLUVANEE. Mr. VanLuvanee has served as a director of the Company since November 1995.             51         1995
Mr. VanLuvanee has been President, Chief Executive Officer and a director of Electro Scientific
Industries, Inc., an electronics company, since July 1992. From August 1991 to August 1992, Mr.
VanLuvanee was President, Chief Executive Officer and a director of Mechanical Technology, Inc., a mechanical technology development company. Mr. VanLuvanee also serves as a director of Micro
Component Technology, Inc., a semiconductor equipment manufacturing company.

WILLIAM A. WHITWARD. Mr. Whitward joined the Company as a Director and as President and Chief                 58         1997
Executive Officer in February 1997. Mr. Whitward served as a General Manager of PEO from June 1993 to February 1997. He joined PEO after 14 years as manager of a former affiliate of Philips
Electronics N.V. (its Test and Measurement Unit), which produced oscilloscopes, voltmeters and similar equipment. Mr. Whitward holds a bachelor's degree in engineering from Natal University,
South Africa.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company met nine times during 1996. Edward H. Cooley, a former director of the Company, attended two-thirds of the meetings of the Board of Directors and one-half of the meetings of the Compensation Committee during 1996. No other director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 1996. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Company does not have a nominating committee.

    The Audit Committee makes recommendations concerning the engagement of the independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of the audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee consists of Theo J.H.J. Sonnemans, Lloyd R. Swenson and Donald
R. VanLuvanee. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's 1984 Stock Incentive Plan, the 1995 Stock Incentive Plan (the "Plan") and the 1995 Supplemental Stock Incentive

Plan (the "Supplemental Plan"). The Compensation Committee consists of Alfred B. Bok, William E. Curran, Mr. Swenson and Mr. VanLuvanee.

    In 1996, non-employee directors were paid $3,600 per year for their services, and all directors were paid $500 for attendance at each Board meeting, $250 for participation at Board meetings by telephone conference and $250 for attendance at committee meetings, except for the chairman of the committee, who was paid $300 for attendance at committee meetings. Directors were also reimbursed for reasonable expenses incurred in attending meetings. Pursuant to the terms of the Plan, each individual who became a nonemployee director received a non-statutory option to purchase 5,000 shares of Common Stock when the individual became a director. In addition, each non-employee director of the Company was automatically granted an annual non-discretionary, non-statutory option to purchase 1,000 shares of Common Stock.

    In February 1997 the Board of Directors approved the following changes to the compensation of directors of the Company: effective February 21, 1997, only "independent directors" (rather than all nonemployee directors) will receive cash compensation and automatic stock option grants for service as a director of the Company. An "independent director" is defined in accordance with Nasdaq regulations as "a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director." The amount of cash compensation to be paid to independent directors has not yet been determined by the Board. All directors will be reimbursed for reasonable expenses in attending Board of Director and committee meetings. All other fees previously paid to directors are discontinued. The decision to provide for automatic stock option grants only to independent directors, rather than to all nonemployee directors, requires amendments to the Plan. These amendments are described in "Proposal 2:
Amendments to the 1995 Stock Incentive Plan."

RECOMMENDATION BY THE BOARD OF DIRECTORS

    The Board of Directors recommends that shareholders vote for the election of the nominees named in this Proxy Statement.

            PROPOSAL 2:  AMENDMENT TO THE 1995 STOCK INCENTIVE PLAN

    The Company maintains the 1995 Stock Incentive Plan (the "Plan") for the benefit of its employees and others who provide services to the Company. The Board of Directors believes the availability of stock incentives is an important factor in the Company's ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of March 31, 1997, out of a total of 800,000 shares reserved for issuance under the Plan, only 103,692 shares remained available for grant. The Board of Directors believes additional shares will be needed under the Plan to provide appropriate incentives to key employees and others. Accordingly, on February 24, 1997 the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 500,000 shares for the Plan, thereby increasing the total number of shares reserved for issuance under the Plan from 800,000 to 1,300,000 shares. The Board of Directors also approved an amendment to the Plan to restrict automatic grants of stock options to "independent" directors rather than "nonemployee" directors. Other amendments approved by the Board of Directors and submitted to the shareholders for approval principally relate to the elimination of certain restrictions in the Plan that are no longer necessary or appropriate based on recent changes to the rules under Section 16 of the Securities Exchange Act of 1934. In addition, shareholder approval of this Proposal 2 will constitute a reapproval of the per-employee limits on grants of options and stock appreciation rights under the Plan of 200,000 shares for new hires and 50,000 shares annually otherwise. This reapproval is required every five years for continued compliance with proposed regulations under Section 162(m) of the Internal Revenue Code of 1986. See "Tax Consequences."

    Certain provisions of the Plan are described below. The complete text of the Plan, marked to show the proposed amendments, is attached to this proxy statement as Appendix A.

DESCRIPTION OF THE PLAN

    ELIGIBILITY. All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Plan. Also eligible are non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company's products and independent contractors of the Company or any subsidiary.

    ADMINISTRATION. The Plan is administered by the Board of Directors, which may promulgate rules and regulations for the operation of the Plan and generally supervises the administration of the Plan. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both, authority to administer the Plan, except that only the Board of Directors may amend, modify or terminate the Plan.

    TERM OF PLAN. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time.

    STOCK OPTIONS. The Board of Directors or appropriate committee or officer determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive stock option ("ISO") or a nonqualified stock option ("NSO"). If the option is an ISO, the option price cannot be less than the fair market value of the Common Stock on the date of grant. If an optionee with respect to an ISO at the time of grant owns stock possessing more than ten percent of the combined voting power of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant. No employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 200,000 shares in connection with the hiring of the employee or 50,000 shares in any calendar year otherwise. In addition, the Plan limits the amount of ISOs that may become exercisable under the Plan in any year to $100,000 per optionee (based on the fair market value of the stock on the date of grant). No monetary consideration is paid to the Company upon the granting of options.

    Options granted under the Plan generally continue in effect for the period fixed by the Board of Directors or appropriate committee or officer, except that ISOs are not exercisable after the expiration of 10 years from the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by the Company or a subsidiary or within 12 months following termination of employment by reason of death or disability or 30 days following termination for any other reason. The Plan provides that the Board of Directors or appropriate committee or officer may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash that may be the proceeds of a loan from the Company, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits or in other forms of consideration, as determined by the Board of Directors or appropriate committee or officer. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

    STOCK OPTION GRANTS TO INDEPENDENT DIRECTORS. Pursuant to the terms of the Plan, as it is proposed to be amended, each individual who becomes an independent director will receive a non-statutory option to purchase 5,000 shares of Common Stock when the individual becomes a director. In addition, each independent director of the Company will automatically be granted an annual non-discretionary, non-statutory option to purchase 1,000 shares of Common Stock.

    STOCK APPRECIATION RIGHTS. Stock appreciation rights ("SARs") may be granted under the Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of Common Stock over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates.

    A SAR is exercisable only at the time or times established by the Board of Directors. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Common Stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Board of Directors. The Board of Directors may withdraw any SAR granted under the Plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the Plan.

    The existence of SARs, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the common stock of the Company over the exercise price of shares subject to exercisable SARs or bonus rights.

    STOCK BONUS AWARDS. The Board of Directors may award Common Stock as a stock bonus under the Plan. The Board of Directors may determine the persons to receive awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board of Directors at the time the stock is awarded.

    RESTRICTED STOCK. The Plan provides that the Company may issue restricted stock in such amounts, for such consideration, subject to such restrictions and on such terms as the Board of Directors may determine.

    CASH BONUS RIGHTS. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the Plan. No bonus rights have been granted under the Plan.

    PERFORMANCE UNITS. The Board of Directors may grant performance units consisting of monetary units that may be earned in whole or in part if the Company achieves goals established by the Board of Directors over a designated period of time, but in any event not more than 10 years. Payment of an award earned may be in cash or stock or both and may be made when earned, or vested and deferred, as the Board of Directors determines. No performance units have been granted under the Plan.

    FOREIGN QUALIFIED GRANTS. Awards under the Plan may be granted to eligible persons residing in foreign jurisdictions. The Board of Directors may adopt supplements to the Plan necessary to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the Plan.

    CHANGES IN CAPITAL STRUCTURE. The Plan provides that if the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Plan. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets (each a "Transaction"), the Board of Directors will, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan: (i) outstanding options will remain in effect in accordance with their terms; (ii) outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction; or (iii) the Board of Directors will provide a 30-day period prior to the consummation of the Transaction during which outstanding options shall be exercisable to the extent exercisable and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period. In the event of the dissolution of the Company, options shall be treated in accordance with clause (iii) above.

TAX CONSEQUENCES

    Certain options authorized to be granted under the Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or upon a proper exercise of the ISO. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain realized on subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

    Certain options authorized to be granted under the Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law currently in effect, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

    An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of section 83 of the Internal Revenue Code of 1986, as amended, and no section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects under section 83(b) within 30 days after the original transfer. The Company will generally be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold on the income amount. A participant who receives a cash bonus right under the Plan will generally recognize income equal to the amount of the cash bonus paid at the time of receipt, and the Company will generally be entitled to a deduction equal to the income recognized by the participant.

    Section 162(m) of the Internal Revenue Code of 1986, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or a SAR is not subject to the $1,000,000 limit if the option or SAR and the Plan meet certain requirements. One requirement is shareholder approval at least once every five years of per-employee limits on the number of shares as to which options and SARs may be granted. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than fair market value of the Common Stock on the date of grant.

RECOMMENDATION BY THE BOARD OF DIRECTORS

    The Board of Directors recommends that the amendments to the Plan be approved. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on the matter is required to approve this Proposal 2. Abstentions have the same effect as "no" votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Special Meeting but are not counted and have no effect on the results of the vote on Proposal 2. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of amendments to the Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation paid by the Company with respect to the last three years to the persons who were the Chief Executive Officer and the most highly compensated four other executive officers and two key employees in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                ANNUAL COMPENSATION
                                                                               ---------------------     ALL OTHER
NAME AND PRINCIPAL POSITION IN 1996                                   YEAR       SALARY      BONUS    COMPENSATION(1)
------------------------------------------------------------------  ---------  ----------  ---------  ----------------
Dr. Lynwood W. Swanson,...........................................       1996  $  202,917     --             --
  Chairman, Chief Executive Officer and                                  1995     158,150     --             --
    Chief Scientist                                                      1994     157,893  $     300         --

William G. Langley,...............................................       1996     159,852     --             --
  President, Chief Financial Officer and                                 1995     135,000     --             --
    Chief Operating Officer                                              1994     114,666        300         --

Dr. Robert L. Gerlach,............................................       1996     126,340     --             --
  Vice President, Engineering/Research and                               1995     115,920     --             --
    Development                                                          1994     113,215        300         --

Joseph C. Robinson,...............................................       1996     120,129        300         --
  Executive Vice President, Sales and                                    1995       2,280     --             --
    Marketing(2)                                                         1994      --         --             --

Charles T. Riddle,................................................       1996     109,847     --             --
  Executive Vice President, Strategic                                    1995     108,675     --             --
    Planning                                                             1994     105,613        300         --

R. Brent Townsend(3)..............................................       1996      97,704        300         30,979
                                                                         1995      98,436     14,583         51,535
                                                                         1994      --         --             --

Thomas G. Richards(4).............................................       1996      85,200        300         33,250
                                                                         1995      15,104     --              1,388
                                                                         1994      --         --             --

------------------------

(1) Represents sales commissions.

(2) Mr. Robinson joined FEI as Executive Vice President, Sales and Marketing in December 1995.

(3) Mr. Townsend joined FEI as Asia Regional Manager in January 1995.

(4) Mr. Richards joined FEI as Eastern Regional Sales Manager, Systems Group, in October 1995.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information regarding all stock options granted in 1996 to the executive officers and key employees named in the Summary Compensation Table.

                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                                                                               ANNUAL RATES OF
                                                 NUMBER OF                                                       STOCK PRICE
                                                  SHARES         PERCENT OF                                    APPRECIATION OF
                                                UNDERLYING     OPTIONS GRANTED     EXERCISE                    OPTION TERM(1)
                                                  OPTIONS      TO EMPLOYEES IN     PRICE PER   EXPIRATION   ---------------------
NAME                                              GRANTED        FISCAL YEAR         SHARE        DATE         5%         10%
----------------------------------------------  -----------  -------------------  -----------  -----------  ---------  ----------
Dr. Lynwood W. Swanson........................      10,000(2)            4.6%      $   15.00      4/18/01   $  41,400  $   94,300

William G. Langley............................      10,000(2)            4.6%          15.00      4/18/01      41,400      94,300

Dr. Robert L. Gerlach.........................       3,750(2)            1.7%          15.00      4/18/01      15,525      35,363

Joseph C. Robinson............................      20,000(3)            9.2%          12.00      4/05/01      66,400     146,600

                                                     5,000(2)            2.3%          15.00      4/18/01      20,700      45,800

Charles T. Riddle.............................           0           --               --           --          --          --

R. Brent Townsend.............................       9,200(4)            4.2%          10.50      1/18/01      26,680      58,972

                                                    10,000(5)            4.6%          10.50      1/18/01      29,000      64,100

Thomas G. Richards............................      10,000(3)            4.6%          12.00      4/05/01      33,200      73,300

------------------------

(1) In accordance with rules of the Securities and Exchange Commission, these amounts re the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

(2) This option became immediately exercisable with respect to 20% of the total shares granted on April 18, 1996, and the remaining shares become exercisable at the rate of 20% of the total shares per year over the subsequent four-year period.

(3) This option became immediately exercisable with respect to 20% of the total shares granted on April 5, 1996, and the remaining shares became exercisable at the rate of 20% of the total shares per year over the subsequent four-year period.

(4) This option became immediately exercisable on January 18, 1996.

(5) This option became immediately exercisable with respect to 20% of the total shares granted on January 18, 1996, and the remaining shares become exercisable at the rate of 20% of the total shares per year over the subsequent four-year period.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth, for each of the executive officers and key employees named in the Summary Compensation Table, the shares acquired and the value realized on each excise of stock options during the year ended December 31, 1996 and the fiscal year-end number and value of unexercised options:

                                                                    NUMBER OF SHARES
                                                                         SUBJECT
                                                                 TO UNEXERCISED OPTIONS    VALUE OF UNEXERCISED
                                  NUMBER OF                                AT             IN-THE-MONEY OPTIONS AT
                                   SHARES                                FY-END                  FY-END(2)
                                  ACQUIRED                       -----------------------  -----------------------
NAME                             ON EXERCISE  VALUE REALIZED(1)  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-------------------------------  -----------  -----------------  -----------------------  -----------------------
Dr. Lynwood W. Swanson.........           0       $  --                36,000/59,000          $  4,000/$6,000

William G. Langley.............           0          --                76,000/59,000             44,000/6,000

Dr. Robert L. Gerlach..........      10,000          18,750            29,283/35,801             10,667/6,000

Joseph C. Robinson.............       6,000          48,750            11,000/28,000             6,000/18,000

Charles T. Riddle..............           0          --                12,000/18,000               --/--

R. Brent Townsend..............           0          --                16,000/15,200               --/--

Thomas G. Richards.............           0          --                 4,000/11,000               --/--

------------------------

(1) Calculated based on the aggregate price at which the shares acquired on exercise were sold, less the aggregate exercise price.

(2) Calculated based on the December 31, 1996 closing stock price of $9.375, less the exercise price, multiplied by the number of shares underlying the option.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In October 1988 the Company borrowed $50,000 from Lloyd R. Swenson, a director of the Company, and $25,000 from June Swenson, the wife of Lloyd Swenson, as trustee of the Pond Living Trust. Interest on these loans ranged from 9% to 10% per annum, and the loans were repaid in September 1993. In connection with these loans the Company issued warrants (i) to Mr. Swenson to purchase 33,334 shares of Common Stock and (ii) to Ms. Swenson to purchase 16,667 share of Common Stock, in each case for $3.00 per share. These warrants were exercised in full before October 3, 1996. The holders of the Common Stock issued on exercise of these warrants are entitled to certain registration rights.

    Capital Consultants, Inc. ("Capital Consultants") acted as agent for the United Association Union Local 290, Plumbers, Steamfitters and Shipfitters Industry Pension Trust (the "Pension Trust"), an investor advised by Capital Consultants, in connection with the execution of the lease between the Company and the Pension Trust dated as of November 2, 1992 for the Company's headquarters facility. The Company borrowed $500,000 from the Pension Trust for tenant improvements. The loan bears interest at an annual rate of 9% and is payable ratably over the initial five-year lease term. The Company believes the terms of the lease are no less favorable to the Company than could have been obtained from an unaffiliated party.

    In August 1993 the Company entered into a Note Purchase Agreement (the "Note Purchase Agreement") and certain related agreements with Capital Consultants as agent for the Pension Trust. Pursuant to the Note Purchase Agreement, the Company borrowed $1.5 million from the Pension Trust. In October 1994 the Note Purchase Agreement and the note were amended and restated to provide for borrowings of up to an additional $3 million from the Pension Trust. Amounts advanced under the Note

Purchase Agreement were convertible at maturity or upon prepayment or default into shares of Common Stock at the rate of $7.50 per share for the first $3.5 million (466,667 shares) and $6.00 per share for the last $1.0 million (166,667 shares), subject to certain limitations. At December 31, 1995, $3.5 million principal amount was outstanding under the Note Purchase Agreement. On March 1, 1996 the note was converted to 466,667 shares of Common Stock of the Company. The holder of Common Stock issued on conversion of the note is entitled to certain registration rights. See Note 12 of Notes to Consolidated Financial Statements of FEI Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1996 Mr. Swenson served on the Company's Compensation Committee. Mr. Swenson also served as Secretary and Treasurer of the Company during this period. In October 1988 the Company borrowed $50,000 from Mr. Swenson and $25,000 from June Swenson, the wife of Mr. Swenson, as trustee of the Pond Living Trust. The loans were repaid in September 1993. In connection with these loans, the Company issued warrants to Mr. Swenson to purchase 33,334 shares of Common Stock and to Mr. Swenson to purchase 16,667 shares of Common Stock, in each case for $3.00 per share. These warrants were exercised before October 3, 1996. See "Certain Relationships and Related Transactions."

                         COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee consists of three directors and, pursuant to authority delegated by the Board of Directors, determines and administers the compensation of the Company's executive officers. In setting the compensation for the executive officers other than the President and Chief Executive Officer, the Compensation Committee works closely with the chairman and Chief Executive Officer, who makes specific recommendations to the committee concerning compensation for each of the other executive officers. Although the Board of Directors has granted the Compensation Committee full authority to set executive compensations, in practice the decisions of the Compensation Committee are usually reported as recommendations to the full Board of Directors, which has in the past generally approved the recommendations.

    Internal Revenue Code Section 162(m), as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The levels of salary and bonus paid by the Company have not exceeded this limit. Upon the exercise of nonstatutory incentive stock options, however, the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

COMPENSATION PRINCIPLES

    Executive compensation is based on several general principles, which are summarized below:

    - Provide competitive total compensation that enables the Company to attract and retain key executives.

    - Link corporate and individual performance to compensation.

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

    - Encourage long-term success and align shareholder interests with management interests by giving executives the opportunity to acquire stock in the Company.

    - Reward initiative.

COMPENSATION COMPONENTS

    The primary components of the Company's executive officer compensation program are base salary, annual incentive arrangements and long-term incentive compensation in the form of stock options.

    BASE SALARY. The Company attempts to establish base salary levels for the Company's executive officers that are competitive with those established by companies of similar size in the electronics industry, but no consideration was given to the executive compensation paid by electronics companies included in the Nasdaq Stock Market Index reported in the Comparison of Cumulative Total Return Table set forth below. When determining salaries, the Compensation Committee also takes into account individual experience levels, job responsibility and individual performance. Each executive officer's salary is reviewed annually, and increases to base salary are made to reflect competitive market increases and the individual factors described above.

    STOCK OPTIONS. The Plan is intended as a long-term incentive plan for executive officers, managers and other key employees of the Company. The objectives of the Plan are to align employee and shareholder long-term interests by creating a direct link between compensation and shareholder value. The Compensation Committee administers the Plan and recommends to the full Board of Directors awards of stock options to executive officers and other employees of the Company. Options granted under the Plan generally have been granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, based on the closing price as reported on the Nasdaq National Market on the date of grant. Options generally become exercisable over a four-year period with 20% of the options exercisable immediately upon the date of grant. Stock options generally have a five-year term, but terminate earlier if employment is terminated. Initial option grants to executive officers depend upon the level of responsibility and position, and subsequent grants are made based on the Compensation Committee's subjective assessment of performance, among other factors. In 1996 the Board of Directors, upon recommendation of the Compensation Committee, made the following option grants under the Plan of Common Stock to officers of the Company: Philip T. Fischer--3,750, Robert L. Gerlach--3,750, Frederick A.M. Gordon-- 8,750, Charles F. Lake--3,750, William G. Langley - 10,000, John M. Lindquist--3,750, Douglas S. Rathkey--3,750, Joseph C. Robinson--25,000, and Lynwood W. Swanson--10,000. The Compensation Committee expects that in the future, if additional grants are made, consideration will be given to the number of options granted in the past and the exercise price of such grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    In setting compensation for Dr. Swanson for 1996, the Board of Directors employed the same criteria that it used to set compensation for other executive officers. The Board believes Dr. Swanson's salary is competitive with salary levels for executives with similar experience and ability and recognizes Dr. Swanson's individual performance and important contributions to the Company's increased revenue and earnings growth.

                                          COMPENSATION COMMITTEE MEMBERS

                                          Alfred B. Bok

                                          William E. Curran

                                          Lloyd R. Swenson

                                          Donald R. VanLuvanee

                              PERFORMANCE GRAPH(1)

    Set forth below is a line graph comparing the cumulative total shareholder return of the Common Stock, assuming reinvestment of dividends, with the cumulative total return of the Nasdaq Stock Market Index ("Nasdaq Index") and the Non-Financial Nasdaq Index.

                                    [GRAPH]

                                                                                                 5/95        12/95        12/96
                                                                                                  ---        -----        -----
FEI..........................................................................................        100         119          104
US Nasdaq....................................................................................        100         123          151
Non-financial Nasdaq.........................................................................        100         121          147

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1993 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

                            INDEPENDENT ACCOUNTANTS

    Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that during 1996 all Section 16(a) filing requirements applicable to its executive officers and directors were complied with.

                            DISCRETIONARY AUTHORITY

    While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. However, the enclosed proxy gives discretionary authority to the proxy holders to vote in accordance with the recommendation of management if any other matters are presented.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposals to be considered for inclusion in proxy material for the Company's next annual meeting in May 1998 must be received at the principal executive office of the Company no later than December 16, 1997.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          William G. Langley
                                          SECRETARY

Hillsboro, Oregon

April 18, 1997

                                   APPENDIX A
                   1995 STOCK INCENTIVE PLAN, AS AMENDED [F1]

    [F1] Bracketed text indicates proposed deletions to the 1995 Stock Incentive
         Plan, as amended.

                                  FEI COMPANY
                           1995 STOCK INCENTIVE PLAN
                         AS AMENDED MAY 15, [1996] 1997

    1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to enable FEI Company (the "Company") to attract and retain the services of (1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected nonemployee agents, consultants, advisors, persons involved in the sale or distribution of the Company's products and independent contractors of the Company or any subsidiary.

    2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 13, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 800,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option, stock appreciation right or performance unit granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option, stock appreciation right or performance unit shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

    3.  EFFECTIVE DATE AND DURATION OF PLAN.

        (a) EFFECTIVE DATE. The Plan shall become effective as of April 21, 1995. No option, stock appreciation right or performance unit granted under the Plan [to an officer who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (an "Officer") or a director, and no incentive stock option,] shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options, stock appreciation rights and performance units may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

        (b) DURATION. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

    4.  ADMINISTRATION.

        (a) BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

        (b) COMMITTEE. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company. [If awards are to be made under the Plan to Officers or directors, authority for selection of Officers and directors for participation and decisions concerning the timing, pricing and amount of a grant or award, if not determined under a formula meeting the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, shall be delegated to a committee consisting of two or more disinterested directors.]

    5. TYPES OF AWARDS; ELIGIBILITY. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan:
(i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant performance units as provided in paragraph 11 and (viii) grant foreign qualified awards as provided in paragraph 12. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 200,000 shares of Common Stock in connection with the hiring of the employee or 50,000 shares of Common Stock in any calendar year otherwise.

    6.  OPTION GRANTS.

        (a) GENERAL RULES RELATING TO OPTIONS.

           (i) TERMS OF GRANT. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

           (ii) EXERCISE OF OPTIONS. Except as provided in paragraph 6(a)(iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv) and 13, options granted under the

       Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option. [Unless otherwise determined by the Board of Directors, if an Officer exercises an option within six months of the grant of the option, the shares acquired upon exercise of the option may not be sold until six months after the date of grant of the option.]

           (iii) NONTRANSFERABILITY. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors [with respect to an option granted to a person who is neither an Officer nor a director of the Company,] each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death.

           (iv)  TERMINATION OF EMPLOYMENT OR SERVICE.

               (A) GENERAL RULE. Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6(a)(iv)(B) and (C), the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

               (B) TERMINATION BECAUSE OF TOTAL DISABILITY. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term "total disability" means a medically determinable mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

               (C) TERMINATION BECAUSE OF DEATH. Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

               (D) AMENDMENT OF EXERCISE PERIOD APPLICABLE TO TERMINATION. The Board of Directors, at the time of grant or, with respect to an option that is not an Incentive Stock Option, at any time thereafter, may extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

               (E) FAILURE TO EXERCISE OPTION. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

           (v) PURCHASE OF SHARES. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company (provided that, with respect to an Incentive Stock Option, such loan is approved at the time of option grant)) or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, performance units or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is exercised, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in THE WALL STREET JOURNAL on the last trading day preceding the date the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made. With the consent of the Board of Directors (which, in the case of an Incentive Stock Option, shall be given only at the time of option grant), an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Stock to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

    (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following additional terms and conditions:

        (i) LIMITATION ON AMOUNT OF GRANTS. No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under all incentive stock option plans (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

        (ii) LIMITATIONS ON GRANTS TO 10 PERCENT SHAREHOLDERS. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value, as described in paragraph 6(b)(iv), of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

       (iii) DURATION OF OPTIONS. Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

        (iv) OPTION PRICE. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is granted, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value shall be deemed to be the closing price of the Common Stock as reported in THE WALL STREET JOURNAL on the day preceding the date the option is granted, or, if there has been no sale on that date, on the last preceding date on which a sale occurred or such other value of the Common Stock as shall be specified by the Board of Directors.

        (v) LIMITATION ON TIME OF GRANT. No Incentive Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan.

        (vi) CONVERSION OF INCENTIVE STOCK OPTIONS. The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

    (c) NON-STATUTORY STOCK OPTIONS. Non-Statutory Stock Options shall be subject to the following terms and conditions in addition to those set forth in
Section 6(a) above:

        (i) OPTION PRICE. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

        (ii) DURATION OF OPTIONS. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

    7. STOCK BONUSES. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture, at which time all accumulated amounts shall be paid to the recipient. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. [Unless otherwise determined by the Board of Directors, shares awarded as a stock bonus to an Officer may not be sold until six months after the date of the award.] The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

    8. RESTRICTED STOCK. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. [Unless otherwise determined by the Board of Directors, shares issued under this paragraph 8 to an Officer may not be sold until six months after the shares are issued.] The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

    9.  STOCK APPRECIATION RIGHTS.

        (a) GRANT. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

        (b) EXERCISE.

            (i) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

            (ii) A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) the stock appreciation rights shall be exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) the stock appreciation right shall be for no more than 100 percent of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (5) upon exercise of the option, the related stock appreciation right or portion thereof terminates. [Unless otherwise determined by the Board of Directors, no stock appreciation right granted to an Officer or director may be exercised during the first six months following the date it is granted.]

           (iii) The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

            (iv) For purposes of this paragraph 9, the fair market value of the Common Stock shall be determined as of the date the stock appreciation right is exercised, under the methods set forth in paragraph 6(b)(iv).

            (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

            (vi) Each stock appreciation right granted in connection with an Incentive Stock Option, and unless otherwise determined by the Board of Directors [with respect to a stock appreciation right granted to a person who is neither an Officer nor a director of the Company,] each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder's lifetime only by the holder.

           (vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

          (viii) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

    10.  CASH BONUS RIGHTS.

        (a) GRANT. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. Unless otherwise determined by the Board of Directors [with respect to a cash bonus right granted to a person who is neither an Officer nor a director of the Company,] each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. The payment of a cash bonus shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

        (b) CASH BONUS RIGHTS IN CONNECTION WITH OPTIONS. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the Board of Directors, the bonus right will result in a tax deduction that the Company has sufficient taxable income to use. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus, if any, shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus, if any, shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right, including a previously granted bonus right, may be changed from time to time at the sole discretion of the Board of Directors but shall in no event exceed 75 percent.

        (c) CASH BONUS RIGHTS IN CONNECTION WITH STOCK BONUS. A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

        (d) CASH BONUS RIGHTS IN CONNECTION WITH STOCK PURCHASES. A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount of any cash bonus to be awarded and timing of payment of a cash bonus shall be determined by the Board of Directors.

        (e) TAXES. The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

    11. PERFORMANCE UNITS. The Board of Directors may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves certain goals established by the

Board of Directors over a designated period of time, but not in any event more than 10 years. The goals established by the Board of Directors may include earnings per share, return on shareholders' equity, return on invested capital, and such other goals as may be established by the Board of Directors. In the event that the minimum performance goal established by the Board of Directors is not achieved at the conclusion of a period, no payment shall be made to the participants. In the event the maximum corporate goal is achieved, 100 percent of the monetary value of the performance units shall be paid to or vested in the participants. Partial achievement of the maximum goal may result in a payment or vesting corresponding to the degree of achievement as determined by the Board of Directors. Payment of an award earned may be in cash or in Common Stock or in a combination of both, and may be made when earned, or vested and deferred, as the Board of Directors determines. Deferred awards shall earn interest on the terms and at a rate determined by the Board of Directors. Unless otherwise determined by the Board of Directors [with respect to a performance unit granted to a person who is neither an Officer nor a director of the Company,] each performance unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. Each participant who has been awarded a performance unit shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. The payment of a performance unit in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award.

    12. FOREIGN QUALIFIED GRANTS. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

    13.  CHANGES IN CAPITAL STRUCTURE.

        (a) STOCK SPLITS; STOCK DIVIDENDS. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

        (b) MERGERS, REORGANIZATIONS, ETC. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

            (i) Outstanding options shall remain in effect in accordance with their terms.

            (ii) Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

           (iii) The Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

        (c) DISSOLUTION OF THE COMPANY. In the event of the dissolution of the Company, options shall be treated in accordance with paragraph 13(b)(iii).

        (d) RIGHTS ISSUED BY ANOTHER CORPORATION. The Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

    14. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9, 10 and 13, however, no change in an award already granted shall be made without the written consent of the holder of such award.

    15. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

    16. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

    17. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

    18.  OPTION GRANTS TO [NON-EMPLOYEE] INDEPENDENT DIRECTORS.
        (a) INITIAL BOARD GRANTS. Each person who is [a Non-Employee] an Independent Director when the Plan is adopted or who becomes a [Non-Employee] an Independent Director thereafter shall be automatically granted an option to purchase 5,000 shares of Common Stock on the date the Plan is approved by the shareholders of the Company or when he or she becomes a [Non-Employee] an Independent Director. [A "Non-Employee] An "Independent Director" is a director who is not an officer or employee of the Company or any of its subsidiaries and who does not have a relationship which, in the opinion of the Board of Directors of the Company, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        (b) ADDITIONAL GRANTS. Each [Non-Employee] Independent Director shall be automatically granted an option to purchase additional shares of Common Stock in each calendar year subsequent to the year in which such [Non-Employee] Independent Director was granted an option pursuant to paragraph 18(a), such option to be granted as of the date of the Company's annual meeting of shareholders held in such calendar year, provided that the [Non-Employee] Independent Director continues to serve in such capacity as of such date. The number of shares subject to each additional grant shall be 1,000 shares for each [Non-Employee] Independent Director.

        (c) EXERCISE PRICE. The exercise price of options for 5,000 shares granted pursuant to paragraph 18(a) as of the date the Plan is approved by the Shareholders of the Company shall be equal to the price per share to the public in the Company's initial public offering, unless otherwise determined by the Board. The exercise price of all other options granted pursuant to this paragraph 19 shall be equal to 100 percent of the fair market value of the Common Stock determined pursuant to paragraph 6(b)(iv).

        (d) TERM OF OPTION. The term of each option granted pursuant to this paragraph 18 shall be 10 years from the date of grant.

        (e) EXERCISABILITY. Until an option expires or is terminated and except as provided in paragraphs 18(f) and 13, an option granted under this paragraph 19 shall be exercisable according to the following schedule: 2.78% for each complete month of continuous service after the date of grant, rounded up to the next full share, until fully vested.

        For purposes of this paragraph 18(e), a complete month shall be deemed to be the period which starts on the day of grant and ends on the same day of the following calendar month, so that each successive "complete month" ends on the same day of each successive calendar month (or, in respect of any calendar month which does not include such a day, that "complete month" shall end on the first day of the next following calendar month).

        (f) TERMINATION AS A DIRECTOR. If an optionee ceases to be a director of the Company for any reason, including death, the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days (or 12 months in the event of death) after the last day the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last day the optionee served as a director.

        (g) NONTRANSFERABILITY. Each option by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

        (h) EXERCISE OF OPTIONS. Options may be exercised upon payment of cash or shares of Common Stock of the Company in accordance with paragraph 6(a)(v).

Adopted:    April 21, 1995
Amended:    May 5, 1995
            May 15, 1996
            May 15, 1997

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                                     PROXY

                                  FEI COMPANY
                          ANNUAL MEETING, MAY 15, 1997

                      PROXY SOLICITED BY BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

    The undersigned hereby appoints Lynwood W. Swanson, William G. Langley and Lloyd R. Swenson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the annual meeting of shareholders of FEI Company (the "Company") on May 15, 1997 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following.

The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for the election of directors and for the amendments to the Plan. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.


                   (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

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
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                                                                                                                  Please mark
                                                                                                                 your votes as  /X/
                                                                                                                 indicated in
                                                                                                                 this example


                              FOR ALL NOMINEES        WITHHOLD AUTHORITY
                              EXCEPT AS MARKED         TO VOTE FOR ALL
                            TO THE CONTRARY BELOW.   NOMINEES LISTED BELOW.                                   FOR  AGAINST  ABSTAIN

1.  Election of Directors:           /  /                         /  /       2.  Amendment of the Company's   /  /  /  /     /  /
                                                                                 1995 Stock Incentive
                                                                                 Plan to increase the
(Instructions: To withhold authority to vote for any individual,                 total number of shares
strike a line through the nominee's name below.)                                 reserved for issuance
                                                                                 under the plan from
                                                                                 800,000 to 1,300,000
Alfred B. Bok, William E. Curran, William G. Langley, Theo J.H.J.                shares and to make
Sonnemans, Lynwood W. Swanson, Lloyd R. Swenson, Karel D. van der Mast,          other changes
Donald R. VanLuvanee, William A. Whitward                                        described in the
                                                                                 Company's Proxy
                                                                                 Statement for the 1997
                                                                                 Annual Meeting of
                                                                                 Shareholders.

                                                                             3.  Transaction of any business that properly
                                                                                 comes before the meeting or any adjournments
                                                                                 thereof. A majority of the proxies or
                                                                                 substitutes at the meeting may exercise all the
                                                                                 powers granted hereby.

                                                                                            The Annual Meeting of Shareholders of
                                                                                            FEI Company will be held on May 15,
                                                                                            1997 at 9:00 a.m., Pacific Time, at
                                                                                            the OSSHE Facility, 18640 NW Walker
                                                                                            Road, Beaverton, Oregon.

                                                                                            PLEASE NOTE: ANY SHARES OF STOCK OF
                                                                                            THE COMPANY HELD IN THE NAME OF
                                                                                            FIDUCIARIES, CUSTODIANS OR BROKERAGE
                                                                                            HOUSES FOR THE BENEFIT OF THEIR
                                                                                  ______    CLIENTS MAY ONLY BE VOTED BY THE
                                                                                        |   FIDUCIARY, CUSTODIAN OR BROKERAGE
                                                                                        |   HOUSE ITSELF -- THE BENEFICIAL OWNER
                                                                                        |   MAY NOT DIRECTLY VOTE OR APPOINT A
                                                                                            PROXY TO VOTE THE SHARES AND MUST
                                                                                            INSTRUCT THE PERSON OR ENTITY IN
                                                                                            WHOSE NAME THE SHARES ARE HELD HOW TO
                                                                                            VOTE THE SHARES HELD FOR THE
                                                                                            BENEFICIAL OWNER. THEREFORE, IF ANY
                                                                                            SHARES OF STOCK OF THE COMPANY ARE
                                                                                            HELD IN "STREET NAME" BY A BROKERAGE
                                                                                            HOUSE, ONLY THE BROKERAGE HOUSE, AT
                                                                                            THE INSTRUCTIONS OF ITS CLIENT, MAY
                                                                                            VOTE OR APPOINT A PROXY TO VOTE THE
                                                                                            SHARES.



    Shares:

    Date:                , 1997   Signature or Signatures
          --------------                                  ----------------------
    Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer.
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